Exhibit 10.17

SOLERA HOLDINGS, INC.

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made by and between Dudley Mendenhall (“Employee”) and Solera Holdings, Inc. (the “Company”) (individually referred to as a “Party” and collectively referred to as the “Parties”):

WHEREAS, Employee agreed to the terms of employment with the Company pursuant to an employment offer letter agreement signed by Employee on March 9, 2009 (the “Offer Letter”);

WHEREAS, Employee’s employment with the Company commenced on or about March 30, 2009;

WHEREAS, the Company and Employee have entered into an Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”);

WHEREAS, on July 2, 2010, the Company (i) notified Employee that his employment with the Company will end on the Separation Date (as defined below) and (ii) delivered this Agreement to Employee;

WHEREAS, Employee will be separated from the Company, effective as of the Separation Date;

WHEREAS, Employee wishes to release the Company from any claims arising from or related to the employment relationship and separation thereof;

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising from or in any way related to Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Separation Date; Transition Period.

(a) Employee’s last day of active employment will be August 15, 2010, unless earlier terminated by the Company in its sole discretion (the “Separation Date”). In the event that the Separation Date occurs prior to August 15, 2010, Employee will receive a lump sum payment representing the base salary, less applicable withholdings, that Employee would have earned from the Separation Date through August 15, 2010.

(b) Employee agrees to be available to the Company until August 15, 2010 to provide transition support to his successor.

2. Consideration. In exchange for Employee’s agreement to the general release and waiver of claims and covenant not to sue and Employee’s other promises herein, the Company agrees to pay Employee (i) a lump sum payment of $187,500, which amount is equivalent to (6) six months of Employee’s base salary, less applicable withholdings, and (ii) 104.5% of the target annual cash bonus payable to Employee for the fiscal year ended June 30, 2010 in accordance with the Company’s FY 2010 Annual Business Incentive Plan in which Employee participated ($293,906), less applicable withholdings. The Company will make such payments to Employee within ten (10) business days following the Separation Date, provided that in no event will the Company make such payment to Employee prior to the Effective Date (as defined below).

3. Benefits; COBRA Reimbursement. Employee’s health insurance benefits will cease on the Separation Date, subject to Employee’s right to continue his/her health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee’s participation in all other benefits and incidents of employment ceased on the Separation Date. Employee will cease accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Separation Date. Provided that Employee timely elects continuation coverage under COBRA as required by applicable law, the Company will reimburse the entire premium expenses for continuing Employee’s health care coverage and the coverage of Employee’s dependents who are covered at the Separation Date under COBRA for a period ending on the earlier of the date that is six (6) months after the Separation Date or the date on which Employee becomes eligible to be covered by the health care plans of another employer. With respect to COBRA premium reimbursement, Employee shall submit the COBRA invoice and proof of payment in a reasonable form to the Company every calendar month. Such COBRA documents shall be approved by the Company’s Chief Executive Officer or his designee prior to reimbursement payment. Reimbursement payment due Employee for COBRA premiums shall be made within thirty (30) days following the Company’s receipt and approval of Employee’s COBRA documents.

4. RSUs and Stock Options. Employee acknowledges that as of the Separation Date, he will have vested in 13,290 restricted stock units and 13,290 stock options and no more. The restricted stock units, the stock options and the exercise of any stock options shall continue to be subject to the terms and conditions of the 2008 Omnibus Incentive Plan and the stock option agreements and restricted stock unit grant agreements between Employee and the Company, as applicable. By signing this Agreement, Employee acknowledges that he/she has ninety (90) days from the Separation Date to exercise his/her stock options that have vested through the Separation Date (the “Expiration Date”) and, to the extent the vested stock options are not exercised by the Expiration Date, the stock options will be forfeited and canceled.

5. Unemployment Insurance Benefits. Company agrees that it will not oppose Employee’s application for unemployment insurance benefits with the Employment Development Department.

6. Confidential Information/Return of Company Property. Employee shall continue to maintain the confidentiality of all trade secrets and confidential and proprietary information of the Company and all of its direct or indirect subsidiaries (each a “Subsidiary” and collectively the “Subsidiaries”) and shall continue to comply with the terms and conditions of the Confidentiality Agreement, including the provisions relating to non-solicitation of employees of the Company or any of its Subsidiaries. Employee agrees that on or before the Separation Date, he will return all documents and other items provided to Employee by the Company or any Subsidiary, developed or obtained by Employee as a result of his employment with the Company, or otherwise belonging to the Company or any Subsidiary.

7. Acknowledgment of Payment of Wages. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, business expense reimbursements, commissions and any and all other benefits due to Employee as of the Effective Date of this Agreement. Employee agrees and acknowledges that Employee is not otherwise entitled to the consideration referenced in Paragraph 2 of this Agreement, and that the consideration is not a payment for salary, wages, bonuses, accrued vacation, business expense reimbursements, commissions or any other benefits due to Employee in connection with his/her employment with the Company.

8. General Release of Claims.

(a) Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his/her own behalf, and on behalf of his/her respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company, the Subsidiaries and their officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, predecessor and successor corporations, and assigns (collectively “Releasees”), from, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(i) any and all claims relating to or arising from Employee’s employment relationship with the Company and his separation from that relationship;

(ii) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act;

(v) any and all claims for violation of the federal, or any state, constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(viii) any and all claims for attorneys’ fees and costs.

(b) The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (i) any rights to indemnification Employee may have under the Company’s bylaws or Certificate of Incorporation, or pursuant to California Labor Code section 2802, (ii) any obligations owed to Employee pursuant to this Agreement, or (iii) any claims Employee may not release as a matter of law.

(c) Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to Employee under this Agreement. Employee shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company (i) enforcing the obligation, including the bringing of any legal proceeding to recover the monetary consideration, and (ii) defending against a claim or legal proceeding brought or pursued by Employee in violation of this provision.

9. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his/her execution of this Agreement to revoke the Agreement; and

(d) this Agreement shall not be effective until the revocation period has expired.

Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Changes to this Agreement whether material or nonmaterial shall not restart the 21-day period.

10. Civil Code Section 1542. Employee represents that he/she is not aware of any claim by him/her other than the claims that are released by this Agreement. Employee acknowledges that he/she has been advised by legal counsel (or has been afforded an opportunity to consult with legal counsel) and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

11. Covenant Not to Sue.

(a) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.

(b) Nothing in this section shall prohibit Employee from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, Employee understands and agrees that, by entering into this Agreement, Employee is releasing any and all individual claims for relief, and that any and all subsequent disputes between Employee and the Company shall be resolved through arbitration as provided below.

(c) Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.

(d) Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to Employee under this Agreement. Employee shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company (i) enforcing the obligation, including the bringing of any legal proceeding to recover the monetary consideration, and (ii) defending against a claim or legal proceeding brought or pursued by Employee in violation of this provision.

12. [RESERVED]

13. No Cooperation. Employee agrees that he/she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Releasees, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

14. Non-Disparagement. Employee agrees to refrain from conduct or speech derogatory about or detrimental to the Company or any Subsidiary and their officers, directors, employees, investors, stockholders, customers, agents or suppliers, including but not limited to defamation, libel or slander of the any of the foregoing or tortious interference with the contracts and relationships of the Company or any Subsidiary. Employee will direct all inquiries by potential future employers of Employee to the Company’s Senior Vice President Corporate Human Resources. Upon inquiry, the Company shall use its best efforts to state only the following: Employee’s last position and dates of employment.

15. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Separation Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s or any Subsidiary’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself/herself or any other person or entity.

16. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims heretofore made, or

(b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

17. Costs. The Parties shall each bear his/its own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation, negotiation and execution of this Agreement. Employee agrees to indemnify and hold harmless the Company and the Subsidiaries from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company or any of the Subsidiaries arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company and/or the Subsidiary as a complete defense, or may be asserted by way of counterclaim or cross-claim.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and the Subsidiaries and to bind the Company, the Subsidiaries and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

20. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

21. Entire Agreement. This Agreement and the agreements incorporated herein by reference to the extent they are consistent with this Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement.

22. No Waiver. The failure of any Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

23. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

24. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law principles. Any legal proceedings for the enforcement of this Agreement, or related to any provision of this Agreement, shall be instituted only in the State of California, except that the Company may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company’s trade secrets or confidential or proprietary information. Employee hereby expressly consents to venue and personal jurisdiction in San Diego County, California.

25. Arbitration. Except for any claim for injunctive relief arising out of Employee’s breach of its obligations to protect the Company’s or a Subsidiary’s trade secrets or confidential and proprietary information, the Parties agree to arbitrate, in San Diego County, California and through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.

26. Attorneys’ Fees. In the event that either Party brings a legal proceeding to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such a legal proceeding.

27. Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

28. Counterparts/Facsimile/PDF Signatures. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original.

29. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Solera Holdings, Inc.

Dated: July 2, 2010	By
Jason M. Brady
Senior Vice President, General Counsel and Secretary

Dudley Mendenhall, an individual

Dated: July 2, 2010
Dudley Mendenhall